Exhibit 10.1
August 8, 2013

Ronald Kropp
Senior Vice President and CFO

Dear Ron:

Re:    Retention and Incentive Award

Illinois Tool Works Inc. (“ITW”) is considering strategic alternatives that may result in the separation of the Industrial Packaging Segment (the “Business”) from the rest of ITW (any such separation is referred to in this letter agreement as, the “Transaction”). In appreciation for your continued support and dedication to the Business, which includes the successful execution and closing of the Transaction (the “Closing”); ITW is offering you a Retention and Incentive Award (“Award”).

1.
Eligibility for payment. You are eligible to receive a Retention and Incentive Award and P&O Bonus as set forth and subject to additional conditions in Sections 2 and 3, if: (i) after the closing of the Transaction your employment transfers to the successor in interest to the Business, and (ii) with respect to each portion of the Award or P&O Bonus Payment, you remain employed by and fully engaged in the Business until payment date(s) of such portion or, with respect to options, PRSU’s and nonqualified pension, the Closing.. If, however, prior to payment or Closing date, as applicable date, your employment is involuntarily terminated by ITW, the Business or any successor in interest to the Business for any reason other than for Cause or you leave employment for Good Reason you will receive the payment(s) and your LTIP will vest, as stated herein.

2.	Retention and Incentive Award. The Award will consist of three components, as described below:

a)
ITW Long Term Incentive Plan ("LTIP"). Effective upon the Closing of the Transaction, the following modifications shall be made to any stock options, company growth plan ("CGP") awards, and performance restricted stock units ("PRSUs") you possess under the ITW Long Term Incentive Plan ("LTIP") granted prior to 2014:

i.	100% Vesting acceleration

ii.
Stock Option Exercise Period: You will then have one (1) year following the Closing of the Transaction to exercise any outstanding stock option grant including options subject to the vesting acceleration provision set forth in Section 1(a)(i) herein (unless a provision under the original grant agreement (e.g. in case of Death or Disability) would have provided for longer than one (1) year, in which case the original grant agreement shall govern the exercise period); however, in no case will such extension to the exercise period extend beyond the original grant life.

iii.	PRSU: Shares will be delivered after the performance period based on the payout level certified by the Compensation Committee.

iv.	CGP Payment: Any unvested CGP grant subject to the vesting acceleration provision will be paid at the target level within 90 days following the Closing.

b)
Cash Bonus Award. The Award will also include a cash bonus payment in the amount of $520,000 (“Cash Bonus Award”). The value of the award will not be adjusted based upon any future changes to your annual base salary or other compensation. The Cash Bonus Award is payable in a lump sum payment less all taxes or other applicable deductions that are normally deducted or in accordance with applicable legal requirements and will be paid as soon as administratively possible following six (6) months after the Closing of the Transaction.

c)	Nonqualified Pension. The full value of nonqualified pension plan benefits will be paid with timing and form of payment made in accordance with plan rules.

3. ITW Executive Incentive Program ("P&O Bonus"). Participants in the ITW Executive Incentive Program ("P&O Bonus") are normally required to be employed at the end of the award year to be eligible for any P&O Bonus. In the event that the Closing occurs prior to the end of the award year, you will be eligible for a P&O Bonus for the award year, paid on a pro-rata basis covering the period from January 1 to the Closing. The P&O Bonus will be paid as soon as administratively possible following the final settlement of the closing balance sheet and related adjustments, if any, or according to the standard timeline indicated in the ITW Executive Incentive Program, whichever is sooner. The pro rata P&O Bonus will be calculated as follows: for 2013, the O-Factor achievement will be 80% and the P-Factor achievement will be the greater of (1) 100% corporate or (2) 75% Corp. and 25% Business; for 2014, the P Factor will be calculated as of the Closing date using Year-to Date actual performance of the Business as of most recent completed month-end prior to Closing compared to the corresponding period of time in the prior year and the O Factor achievement will be 80%. To be eligible for a pro-rata P&O Bonus, you must remain actively employed by and fully engaged in the Business following the Closing and (1) until the completion of the final settlement of the closing balance sheet and related adjustments, and (2) on the P&O Bonus payment date.

4. Termination of Your Employment

a)
You will not be entitled to receive any portion of an Award or P&O Bonus if, prior to payment of such portion or, with respect to options, PRSU’s and nonqualified pension, the Closing date, (1) you voluntarily terminate your employment without “Good Reason,” (2) you die, or (3) your employment is terminated for "Cause".

b)
For purposes of this agreement, “Good Reason” means (i) a 10% reduction in your salary and/or bonus opportunity, (ii) a material adverse change in your role, duties or responsibilities, (iii) reassignment to a work location more than 30 miles from your current principal place of employment, (iv) not being offered continued employment with any successor in interest to the Business, (v) declining continued employment with any successor in interest to the Business because the proposed terms of employment would trigger “Good Reason,” or (vi) any other material breach of this Agreement or the Severance Agreement between you and ITW dated of even date herewith.

c)
For purposes of this Agreement, "Cause" means (i) your commission of an act of dishonesty, fraud, misrepresentation, embezzlement or actua1/attempted intentional physical violence or other offensive contact against ITW, the Business, any successor in interest to the Business, or any of their respective employees, clients, or suppliers; (ii) your material breach of any of your obligations under this Agreement, or any other agreement between you and ITW, the Business or any successor in interest to the Business; (iii) a material violation of the written policies of ITW, the Business or any successor in interest to the Business which is likely to cause ITW, the Business or a successor to suffer economic or reputational injury; (iv) your willful refusal to perform your essential duties for ITW or the Business or any successor in interest to the Business, or to follow the lawful written directions of ITW, the Business or any successor in interest to the Business; (v) your conviction of, or plea of no contest to, any felony or any crime involving moral turpitude; (vi) any willful act or reckless omission by you which is, or is reasonably likely to be, injurious to the financial condition or business reputation of ITW, the Business, any successor in interest to the Business, or any of their respective employees, clients, or suppliers; (viii) your inability, as a result of alcohol or drug use, to perform the essential duties and/or responsibilities of your position. Notwithstanding the foregoing, no act or omission which is curable shall constitute grounds for “Cause,” unless you have received detailed written notice of the alleged act or omission and failed to cure within ten (10) business days.

5. Impact on Other Bonus and Benefits. Any Award or P&O Bonus that is not a modification of an existing benefit or award will be in addition to any other bonus or benefit to which you may be entitled under any ITW plan or program in which you are a current participant.

6.    Protection of Information. In further consideration of the foregoing agreements by ITW:

d)
During and after your employment, you agree not to directly or indirectly utilize or disclose to anyone outside of ITW trade secrets or other confidential information of ITW or the Business (including confidential information entrusted to ITW by any third party or which was developed in the course of, or as a result of your employment with ITW) so long as such information is not generally known to the public. Examples of confidential information include, but are not limited to, customer and supplier lists, pricing, margins, business and marketing plans and strategy, technical know-how, formulae, processes, designs, manufacturing techniques and software.

e)
You acknowledge and agree that (i) ITW, through its various subsidiaries, divisions and affiliates, designs, engineers, manufactures and sells its products and services to customers throughout the world; (ii) ITW has expended a great deal of time, money and effort to develop and maintain its confidential, proprietary and trade secret information, the misuse or disclosure of which could be very harmful to ITW's business; and (iii) you have had access to ITW's confidential, proprietary and trade secret information in the course of your employment.

f)
You acknowledge and agree, in light of the scope of ITW's businesses and its legitimate interests in protecting its businesses, confidential information, customer relationships and customer goodwill that the provisions contained in section (a) above are reasonable and should be fully enforceable.

7. Confidentiality. You undertake to keep the existence of this letter agreement and the terms and conditions of this letter agreement and Award, and the circumstances giving rise to the payment confidential.

You may, however, divulge the terms of this letter agreement to members of your immediate family, and legal, tax or financial advisors, provided you ensure their compliance with this confidentiality provision. Any breach of this confidentiality provision by you or anyone connected to you will cause you to forfeit any and all payments under this letter agreement.

8. Please acknowledge your agreement with the terms of this letter agreement by signing and returning all pages of this letter agreement not later than seven (7) calendar days from the date of this letter agreement (or such later date as may be required by local law).

9.     Other Important Information.

a)
Effective Date: You will be appointed as SVP & CFO of the Business on August 9, 2013. In addition, you will continue in your current role of SVP & CFO of ITW until the earlier of when a replacement is hired or September 30, 2013.

b)
Plan Interpretations. You agree that ITW has full and complete authority, in good faith, (i) to construe, interpret and implement this letter agreement and any related document, including, for example, eligibility for and entitlement to benefits; and (ii) to make all determinations necessary or advisable in administering this letter agreement. The good faith actions of ITW on all matters relating to this letter agreement will be final, binding and conclusive on all parties.

c)	Non Assignability. Except as otherwise determined by ITW, you may not assign or transfer this letter agreement or any payments or benefits under this letter agreement to anyone.

d)
No Right to Continued Employment. Nothing in this letter agreement constitutes an offer to you of any fixed period of employment up to the Closing, the Closing date or thereafter. Except as specifically provided herein, this letter agreement does not affect the terms of your employment with ITW or the Business or ITW's or the Business's rights in any way.

e)
Counterparts. This letter agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

f)
Governing Law. This letter agreement and all actions taken under this letter agreement will be governed by, and construed in accordance with, the laws of the State of Illinois without regard to the conflict of law principles thereof. This letter agreement may be modified by ITW in its discretion, if needed, in order to be compliant by applicable law and regulations.

g)
Section 409A. All amounts payable under this Agreement are intended to comply with the "short term deferral" exception from Section 409A of the Internal Revenue Code ('"Section 409A") specified in Treas. Reg.§409A-l(b)(4) (or any successor provision) or the separation pay Agreement exception specified in Treas. Reg.§409A-l(bX9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, the Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. To the extent that the Agreement is subject to Section 409A and fails to comply with the requirements of Section 409A, ITW or Affiliates reserve the right (without any obligation to do so) to amend or terminate the Agreement to comply with the applicable provisions of Section 409A or not be subject to Section 409A. If payment of any amount of "deferred compensation" (as defined under Section 409A ) is triggered by a separation from service that occurs while the employee is a "specified employee" (as defined under Section 409A) with respect to ITW or Affiliates, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee's estate following the Employee's death. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. "Termination of employment,'' "resignation", "separation" or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the employee's ''separation from service" as defined in Section 409A.

Upon execution by both parties of this Agreement and the Severance Agreement between you and ITW dated as of even date herewith, the Separation, Release, and Proprietary Interests Protection Agreement between you and ITW dated April 2, 2013, shall be deemed terminated and of no further force and effect, it being the intention of the parties that this Agreement and the Severance Agreement shall supersede and replace the April 2, 2013 agreement.

In consideration of ITW entering this Agreement and the covenants undertaken hereby, you agree to continue to perform your duties as Chief Financial Officer (CFO) of ITW until the earlier of when a replacement for that position begins employment or September 30, 2013, and to assist with the transition of the new CFO.

We believe that you are, and continue to be, a key player in the success of the Business and will be instrumental in the successful completion of the contemplated Transaction.

Regards,
ILLINOIS TOOL WORKS INC.

By: /s/ SHARON M. BRADY	August 8, 2013
Sharon M. Brady	Date
Senior Vice President, Human Resources

I accept the terms and conditions of this letter agreement:

By: /s/ RONALD D. KROPP	August 8, 2013
Ronald D. Kropp	Date
Senior Vice President and CFO